UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2013

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2013, we announced that, effective as of such date, Brian J. Rice, our Vice Chairman & Chief Financial Officer, will transition his CFO responsibilities to Jason Liberty.   The Company's press release announcing these organizational changes is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Since joining the Company in 2005, Mr. Liberty, age 37, has been employed by us in a variety of roles including most recently, from September 2012 through May 2013, as Senior Vice President of Strategy and Finance.  In this role, Mr. Liberty was responsible for our Treasury, Investor Relations, Corporate and Strategic Planning and Deployment functions.  Prior to this, Mr. Liberty served, from 2010 through 2012, as Vice President of Corporate and Revenue Planning and, from 2008 to 2010, as Vice President of Corporate and Strategic Planning.

In his new role, Mr. Liberty will receive a base salary of $400,000 for the remainder of 2013.  His bonus target under our Executive Bonus Plan has been set at 75% of his base salary.  In addition, in connection with the promotion, he received an award of restricted stock units having a grant date fair value of $87,500.  The restricted stock units will vest in four equal annual installments starting on the first anniversary of the grant date.  Mr. Liberty’s employment agreement is being amended to increase his severance entitlement from one year post-termination to two years post-termination consistent with other similarly senior officers of the Company.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99.1    Press release dated May 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	May 22, 2013	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein Senior Vice President, General Counsel
Title: